NEWS RELEASE
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HomeStreet, Inc. Announces Appointment of Interim Chief Financial Officer

Seattle, WA - April 5, 2017 - HomeStreet, Inc. (the “Company”) (Nasdaq:HMST), the parent company of HomeStreet Bank, today announced that Mark R. Ruh, the Company’s Senior Vice President, Corporate Development & Strategic Investments, has been appointed by the Company’s Board of Directors to serve as Interim Chief Financial Officer following the previously announced departure of the Company’s current Chief Financial Officer. Mr. Ruh’s appointment will be effective April 24, 2017.

Mr. Ruh was a Managing Director at Commerce Street Investment Management prior to joining HomeStreet in early 2017. He also served as Chief Financial Officer of Mission Community Bancorp in San Luis Obispo, California from 2011 to 2012 and was a director of Mountain Commerce Bancorp in Knoxville, Tennessee in 2016 and early 2017.

President and Chief Executive Officer Mark Mason welcomed Mr. Ruh’s appointment, saying “We are fortunate to have Mark Ruh on our team, and to be able to draw on his prior experience as a chief financial officer and his strong knowledge of financial institutions to assist the management team during this time of transition.”

HomeStreet is conducting a nationwide search to find a permanent chief financial officer.

About HomeStreet, Inc.

Now in its 97th year, HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA).

HomeStreet, Inc.
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